EXHIBIT 99.1

Atomic Guppy Completes Rescission Agreement

Ft. Lauderdale, Florida. December 10, 2007 -- Atomic Guppy Inc. (OTC-BB-ATGU) announced today it has completed the unwind of the acquisition of intellectual properties from Leigh Rothschild, Adam Bauman and Neal Lenarsky in exchange for 142,000,000 shares of Atomic Guppy, Inc. common stock previously held by the former shareholders which have been returned to treasury and canceled.

We had acquired 100% of the Intellectual properties described in the press release and Form 14(c) in an asset acquisition on March 6, 2007 but were unable to obtain sufficient funding to develop the assets.

In addition, on December 21, 2007, the Company entered into a rescission agreement with YABBLY Holdings, LLC, YABBLY, LLC and Land Shark Holdings, LLC (collectively the “YHI Parties”) whereby the parties have rescinded an Equity Contribution Agreement dated August 17, 2007 pursuant to which the parties agreed to exchange certain equity interests.  As a result of the rescission agreement, the YHI Parties returned 150,000 shares of common stock of AGI as well as warrants issued to the YHI Parties, and the YHI Parties received back all of its intellectual properties, rescinded any licenses or development agreements between the parties or the defined business between the parties.  In addition, certain collateral agreements were also terminated.

Cautionary Note: Certain statements in this release and the attached corporate profile that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements.  The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors.

Contact:  J. Dean Burden, President

Phone:  (954) 489-1210

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Source: Atomic Guppy